Exhibit 99.1

Sizmek Inc. To Repurchase Shares
Under Previously Approved Share Buyback Program

AUSTIN, Texas, Nov. 17, 2015    -- Sizmek Inc. (NASDAQ:SZMK), a global open ad management company that delivers multiscreen campaigns, announced today that it plans to repurchase shares under the $15  million share buyback program approved by the Board of Directors in August, 2014, which was increased to $30 million in February, 2015.  As of September 30, 2015 the company had repurchased $6.5 million, leaving $23.5 million available on the program.  On the November 12, 2015 3Q earnings call management stated that for the balance of the year it intended to be conservative with its cash and focus its investments on technology and sales.  However, the Company will now also allocate capital toward its share repurchase program.

As part of the share repurchase program, shares may be purchased in open market transactions, including through block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 (the "Exchange Act").  The timing, manner, price and amount of any repurchases will be determined in the Company's discretion and will depend on factors such as cash generation from operations, other cash requirements, economic and market conditions, stock price and legal and regulatory requirements.  The share repurchase program does not have an expiration date and may be suspended, terminated or modified at any time for any reason.  The repurchase program does not obligate the Company to acquire any specific number of shares, and all open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases.

About Sizmek

Sizmek Open Ad Management brings freedom of choice to end-to-end advertising. With a single point of access to the best technology, data, and strategic guidance—and the flexibility to choose solutions that fit their strategies—more than 42,000 advertisers, agencies, publishers, and trading desks create inspiring, seamless advertising campaigns that connect them to their customers around the world easily and effectively. Open and independent, Sizmek’s wide range of technology and data is bolstered by integrations with more than 100 partners providing leading solutions for attribution, data management, audience measurement, search engine marketing, creative authoring, and more.  Sizmek operates in more than 70 countries, with local offices  providing award-winning service throughout North America, EMEA, LATAM, and APAC.

For more information contact:

JoAnn Horne
Market Street Partners
415-445-3233